Exhibit 10.37

PRODUCT MANUFACTURING AGREEMENT

This Product Manufacturing Agreement (the “Agreement”) is entered into as of December 1, 2011, by and between RF Monolithics, Inc., a corporation duly organized under the laws of the State of Delaware, having its principal place of business at 4441 Sigma Road, Dallas, TX, 75244, U.S.A. (hereinafter referred to as “Company”) and Tai-Saw Technology Co., Ltd. a corporation duly organized and existing under the laws of the Taiwan with its principal place of business at No. 3, Industrial 2nd Rd., Ping-Chen Industrial District, Taoyuan, 324, Taiwan, R.O.C. (hereinafter referred to as “Contractor”). A Party to this Agreement is sometimes referred to herein as a “Party” and more than one Party hereto are sometimes referred to collectively as the “Parties”. This Agreement and that certain VWO Die Manufacturing Agreement dated the date of this Agreement supersede that certain Product Manufacturing Agreement effective November 1, 2009, as amended.

RECITALS

WHEREAS, Company and Contractor desire to enter into an agreement for certain manufacturing and production services for Product, whereby Contractor will Manufacture (defined below) for Company certain Product at the Factory (defined below) in accordance with the Specifications (defined below) and instructions of Company;

NOW THEREFORE, in consideration of the premises and mutual promises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1. Definitions.

1.1 General. The terms set forth below in this section 1 shall have the meanings ascribed to them below, or as ascribed in the paragraph referenced:

Affiliate: with respect to any Person, shall mean any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

Annual Review Process: shall mean the process conducted by Company and Contractor to review commitments for the coming year concerning Product pricing, production levels, inventory levels, Product quality and reliability, and service levels. This process normally occurs during Company’s first fiscal quarter (the three months ending November 30), to review the previous year’s performance.

Approved Vendor: see paragraph 2.4 of this Agreement

Approved Vendor List: see paragraph 2.4 of this Agreement.

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Best Efforts: a Party’s reasonable and prudent efforts in accordance with the commercial practice of Manufacture

Change in Control: see paragraph 19.2.3 of this Agreement.

Change Procedure: see paragraph 2.2.2 of this Agreement.

Consignment: property, including but not limited to equipment, Product and Materials, that is owned by Company that is used by Contractor to fulfill the purposes of this Agreement.

Control Plan: A representation of Contractor’s process flow, process parameters and controls, and action responses to out-of-control situations associated with Product Manufacture, which is used by Contractor to support Product Manufacture for Company.

Critical Processing Supplies: those consumable supplies used in Manufacture of Product that have been found by Company to have a direct impact on the yield, quality, reliability or performance of Product, and are thus required to be used in Manufacture of Product by Contractor by virtue of inclusion on the Approved Vendor List.

Defective Unit: Product returned from Company’s customers or Company’s other contractor(s) that do not meet specification due to fabrication or assembly processing problems. See paragraph 2.8 of this Agreement.

Delivery Date: the date on which the finished Product is delivered to the freight forwarder designated or approved by Company.

Delivery Point: see paragraph 9.2 of this Agreement.

Die: individual unpackaged SAW devices, inductors, or custom integrated circuit devices, either in diced or wafer form whether purchased or fabricated by Contractor. Die sold separately to Company are subject to the terms of the Separate VWO Die Supply Manufacturing Agreement.

Electrical Test: a verification of the electrical functions of Product.

Engineering Change Procedure: Company’s documented and controlled procedure for making revisions to drawings, process procedures, test specifications and other official documents used to Manufacture Product.

Equipment: any equipment used for a Product production line, including but not limited to manufacturing and Electrical Test equipment, whether solely owned by Company (Provided Equipment), Contractor, or jointly owned by Company and Contractor (Shared Equipment).

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FCA: Free Carrier as defined in Incoterms 2010 as published by the International Chamber of Commerce.

Factory: Contractor’s manufacturing facility for Product located at either Taoyuan, Taiwan or Wuxi, China.

Final Lot Acceptance Test: the series of electrical and physical performance tests and visual inspections performed by Company representatives as the last step in the manufacturing process to ensure compliance to Company Specifications and Product’s fitness for use or sale.

Finished Goods: any Product that is 100% complete, inspected, tested, and either stored in Contractor’s warehouse facilities, or packed in a shipping container awaiting shipment.

Finishing Materials: shipping tubes, reels, waffle packs, gel packs and similar items, labels, tickets and shipping cartons used to ship Finished Goods per Company Specifications

Improvements: shall mean any invention, information, development, technology or modification, of any nature or form, and any part or combination of parts, or method of using or manufacturing such part or combination of parts, developed during the term of this Agreement by either Company or Contractor, which would improve a Product, including, without limitation, any development the use of which affects the Product in any of the following ways:

–	Reduces costs;
–	Improves performance;
–	Improves handling, yields or productivity in the manufacturing process;
–	Broadens applicability;
–	Increases marketability, or
–	Improves appearance.

Indemnified Amounts: see paragraph 18.1 of this Agreement.

Indirect Materials: any and all Materials which are used and consumed during the practice of Manufacture but which do not become, and are not identifiable, as a physical part of Product (e.g., solvents, adhesives, gloves, etching fluids, photoresist, etc.)

Joint Intellectual Property: see paragraph 22.4 of this Agreement.

Manufacture: the complete process of assembly and test of Product into Finished Goods, using one or more Piece Parts such as Die or Package(s), as required under this Agreement.

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Manufacturing Data: all data prepared or collected in connection with the performance of services under this Agreement, including, but not limited to, any reports, compilations of data, drawings, sketches, formulas, designs, analyses, graphs, notes, memoranda and notebooks.

Manufacture Defect: any defect that is attributable to the Manufacture of Product by Contractor under this Agreement.

Materials: all raw materials, Critical Processing Supplies (as defined above) Finishing Materials and wafers required by Contractor to Manufacture Products.

New Product: new items or variations of current Product that Company and Contractor have agreed in writing to be covered by this Agreement.

Package: with reference to Manufacture of Product, a container for a designated and specified set of Piece Parts that upon completion of Manufacture can become a Unit of Product.

Person: any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

Piece Parts: the individual components that are used to make up a Product such as headers, Package(s), lids and substrates. Piece Parts are Materials.

Product: means all products produced by Contractor for Company pursuant to this Agreement. Product excludes (i) RLF produced products and (ii) Spirals fabricated on TST’s other product fabrication equipment using TST’s fabrication processes. From time-to-time the description of and Specifications for Product(s) may be amended by change requests and the introduction of New Products in accordance with paragraphs 2.2 and 2.3 of this Agreement.

Provided Equipment: any equipment, including but not limited to, manufacturing and Electrical Test equipment, including test fixtures, supplies, Materials, and documentation which Company provides to Contractor for use in providing services under this Agreement and for which Company retains ownership.

Purchased Materials: Materials purchased and used by Contractor to Manufacture Product for Company. Examples of Purchased Materials are Critical Processing Supplies, wafers, package(s), and lids.

Purchase Order: document issued and used by Company to authorize Contractor to Manufacture Product. This is the only document used by Company to authorize Contractor to Manufacture Product. See section 6 of this Agreement.

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Quality Standards: the body of information contained in Company quality documents and procedures such as Company’s “Workmanship and Quality Standards” that describe Product’s fitness for sale or the quality and reliability of Product.

Quarterly Operations Reviews: the process conducted by Company and Contractor to review such items as yields, cycle times, delivery performance, quality metrics, inventory levels and cost reduction roadmaps. This process normally occurs within 3 weeks of the end of Company’s fiscal quarters (which ends on Nov. 30, Feb. 28, May 31, and Aug. 31).

RLF: RFM Legacy Fab, which is a Contractor wafer fabrication and processing facility for which Contractor purchased equipment from Company for the purposes of fabricating Die using RFM developed product fabrication processes. Manufacturing of Die in the RLF is addressed in the VWO Die Manufacturing Agreement and is not addressed by this Agreement.

SAW: Surface Acoustic Wave device.

Shared Equipment: any equipment, including but not limited to, manufacturing and Electrical Test equipment, including test fixtures, supplies, Materials, and documentation for use in providing services under this Agreement and that is jointly owned by Company and Contractor.

Six-Month Forecast: see section 7 of this Agreement.

Specifications: drawings, criteria, and documented specifications including but not limited to process flow chart, test flow chart, test specification, bills of materials, mount-bond diagram, process procedures, Approved Vendor List, marking diagrams, packaging and shipping specifications and Materials specifications. Additional Specifications may be issued from time-to-time by Company as New Products are introduced into Manufacture.

Spirals: individual unpackaged SAW devices that are produced by Contractor that are sold as Finished Goods to Company, but using TST’s fabrication processes on TST’s other product fabrication equipment. The manufacture of Spirals is addressed in the VWO Die Manufacturing Agreement and is not addressed by this Agreement.

Technical Information: any information which relates to the design, structure, functions, operation, fabrication, Manufacture, use, lease, sale or other disposition of Product or Equipment, and which is owned, developed, discovered or otherwise acquired by Company at any time prior to the expiration or termination of the term of this Agreement, and which is disclosed or transferred by Company to Contractor, or which Contractor has access to or obtains, or which becomes known to Contractor, under or pursuant to this Agreement.

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Technical Data: any tangible medium embodying Technical Information, which is owned, developed, discovered or otherwise acquired by Company at any time prior to the expiration or termination of the term of this Agreement, including but not limited to plans, Specifications, material lists (bills of materials), machine drawings, software and instructions, whether in human or machine readable form.

Tools and Fixtures: holding, locating or interfacing aids that are necessary to facilitate the fabrication, assembly, testing, inspection, packing and shipping of Product. Typical Tools and Fixtures include, but are not limited to test fixtures, sealing fixtures and wire bonding fixtures and Die mounting fixtures.

USD: United States dollars.

Value Added: the price for Materials that Contractor provides and Manufacture that Contractor performs for Product supplied by Contractor.

Workweek: the seven (7) calendar days beginning on Monday and ending on Sunday.

1.2 Specialized Terms. Certain capitalized terms used only in one section of this Agreement shall have the meanings ascribed thereto in such section and are not included in this section 1.

2.          Services.

2.1         Manufacturing Services.

2.1.1 General. Contractor covenants and agrees to Manufacture the Products that Company requests it to Manufacture at the Factory utilizing Materials and any Provided Equipment Company consigns to Contractor and/or Materials purchased by Contractor, and Tools and Fixtures, machinery, equipment, and computer systems of Contractor. Contractor agrees that the Manufacture of Product hereunder shall be carried out in a good and workmanlike manner in compliance with the Specifications and instructions of Company provided to Contractor in writing from time-to-time as specified herein. Contractor agrees to provide fabrication, manufacturing and production services to meet Company’s Manufacture requirements in accordance with section 6 of this Agreement. Changes to forecast shall not affect Product pricing, unless mutually agreed in writing by the Parties hereto. Contractor shall have available to Manufacture Product all facilities, employees, Equipment (whether owned equipment, by Contractor or Shared Equipment or Provided Equipment), spare parts for owned equipment and Provided Equipment, computer systems and any other items required to Manufacture the Product ordered by Company. Company shall provide to Contractor all Specifications, manuals and other relevant documentation, any special equipment, necessary to Manufacture Product.

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2.1.2 Use of Contractor Processes; Control Plans: Contractor may use its standard processes, so long as they conform to Company’s Specifications and quality requirements and are approved in writing by Company prior to their being used to Manufacture Product. Company shall approve Contractor’s Control Plans, and such Control Plans shall be consistently maintained by Contractor as long as Contractor manufactures Product.

2.1.3 Materials: Contractor shall Manufacture Product using Materials and Critical Processing Supplies procured from suppliers on Company’s Approved Vendor List or provided on Consignment from Company, and using manufacturing processes approved by Company.

2.1.4 Tools and Fixtures: Company may provide sufficient quantities of Company developed Tools and Fixtures necessary to Manufacture a limited quantity of Product and provide insight to Contractor regarding the use of Tools and Fixtures in the Manufacture of Product. The exact quantity of Tools and Fixtures necessary for Manufacture of such limited quantity of Product will be determined through discussion between Company and Contractor. Contractor has the responsibility to procure or fabricate at Contractor’s sole expense, additional Tools and Fixtures needed to support increasing volumes of Product required by Company Purchase Order(s). Contractor also has the responsibility to maintain, at Contractor’s sole expense, any and all Tools and Fixtures used, whether consigned by Company or procured or fabricated by Contractor.

2.2 Changes and Revisions.

Contractor agrees that any change to any manufacturing process used by Contractor to Manufacture Product, Critical Processing Supplies, Specifications, Tools and Fixtures, or outsourcing services affecting Manufacture of Product shall be approved in writing by Company prior to implementation by Contractor.

2.2.1 Company Requested Changes: Company shall have the right at any time to make changes in drawings, designs, Specifications, Materials, packaging, quantities of Product ordered (except as restricted by the Table in section 7), time and place of delivery and method of transportation. Company will request changes by submitting an Engineering Change Notice using Company’s Change Procedure, a request for change(s) in Delivery Date(s), revised shipping information or similar document. Submission must be in writing and can be transmitted using electronic means such as facsimile or electronic mail. Contractor has five (5) working days to review and reject Company requested changes. If Contractor does not provide timely notice of rejection of any changes, it shall be deemed to have accepted all changes not so rejected, subject to reasonable price adjustments attributable solely to such change. There will be no change in manufacturing or production service until accepted, in writing, or by failure to provide timely notice of rejection, by Contractor. If any such changes cause an increase or decrease in the cost or the time required for performance of Company’s Purchase Order, Contractor shall notify Company in writing (stating the amount of the increase or decrease) within five (5) working days, after receipt of such notice. If such notice concerning an adjustment to cost or time required for performance is timely given, an equitable adjustment shall be made. Contractor agrees to proceed with the performance of this Agreement in accordance with Company Purchase Order(s) with regard to Product not affected by the request for change.

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2.2.2    Specification Change Procedure: Changes to Specifications by Company will be made according to Company’s Engineering Change Procedure (RFM Procedure 000-0101-001) (the “Change Procedure”). Contractor will be notified of the revision to Specifications by transmission of a revised Specification document by facsimile or electronic mail. Contractor shall provide acknowledgment of receipt of the revised Specification document by facsimile or electronic mail within 3 working days after receipt. Simultaneously, Contractor shall inform Company if Contractor cannot implement the revision as required. If Contractor does not provide timely notice of its inability to implement the required revisions, it shall be deemed to have agreed to such revisions, subject to reasonable price adjustments attributable solely to such change.

2.2.3    Contractor Requested Specification Changes: If Contractor proposes to change the Specifications with respect to any Product, it shall provide Company written notice thereof and shall implement such changes only upon written consent from Company. In no event shall Contractor Manufacture Product other than strictly in accordance with the Specifications or amendments thereto, which Company has approved in writing. Company will not unduly withhold approval of requested changes, but Contractor recognizes that approval for Contractor requested changes to Specifications may require significant investigation and possibly interactions with customers, all of which may take considerable time to accomplish. Company will endeavor to keep Contractor informed regarding the status of requested changes.

2.3    New Product.

Company may from time to time request Contractor to Manufacture, and perform prototype and pilot testing for any future versions of Product developed after the date of this Agreement by Company (each a “New Product”). Such request shall be accompanied by all Specifications and other relevant documentation necessary to Manufacture the New Product. Upon receipt of such information, Contractor shall provide to Company the price to perform prototype and pilot Manufacture for such New Product and the estimated time schedule required to implement the Manufacture of the New Product. Contractor shall not be obligated to Manufacture or perform any services hereunder with respect to such price and time schedule for implementation until Contractor and Company agree to such price and time schedule.

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2.4 Approved Vendor List.

With respect to each component part comprising Materials and Critical Processing Supplies Company shall maintain and provide to Contractor a list of suppliers approved by Company to supply Materials (the “Approved Vendor List”). Company may remove any supplier from or add any supplier to the Approved Vendor List with respect to any component part comprising Materials by giving notice thereof to Contractor. A supplier or vendor not on the Approved Vendor List shall not provide Materials or services for the Manufacture of Product without Company’s written authorization. Contractor may request removal or addition of a supplier to the Approved Vendor List at any time by submitting a written request thereof to Company.

Copies of Company pricing agreements shall be supplied to Contractor for Purchased Materials unless prohibited by agreement with the vendor or applicable law. Company will request Approved Vendors to offer Contractor the same pricing and payment terms as provided to Company for Purchased Materials.

In case Company decides to, or approves any Contractor request to, remove any supplier from or add any supplier to the Approved Vendor List, then the Parties shall re-evaluate the price of Product.

2.5 Yield.

Both Parties understand and agree that production yield is a primary driver for manufacturing cost effectiveness and agree to strive to continually improve yields for Product.

Incoming test and inspection, or an equally effective method, shall be used by Contractor to ensure that acquired Product,, Package(s), Critical Processing Supplies and Materials conform to Specifications prior to their introduction into Contractor’s Factory.

2.5.1 Yield Responsibility: Optimization and stability of assembly and test yield for Product shall be the responsibility of Contractor.

2.5.2 Failure Analysis Due to Yield Loss: Should Company encounter unacceptable yield loss at Final Lot Acceptance Testing, Company may request that Contractor institute containment actions to reduce the unacceptable yield loss at Final Lot Acceptance Testing and perform a test, a series of tests, or take other appropriate actions to determine the root cause of the unacceptable yield loss, and to institute corrective actions to prevent further occurrences of unacceptable yield loss at Final Lot Acceptance Testing. All such containment actions, tests performed and corrective actions will be paid for by Contractor. However if it is determined that the unacceptable yield loss at Final Lot Acceptance Testing is directly attributable to the actions of Company, Contractor may request reimbursement from Company.

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2.6     Annual Review Process.

Company and Contractor shall meet annually to review performance under this Agreement (Annual Review Process). Such review shall include, but not be limited to, review of Contractor’s performance to Company’s Specifications and quality and service standards, inventory levels, Product pricing, and actual and potential cost reductions which would impact prices charged to Company for Manufacture of Product.

2.7     Quarterly Operations Review Process.

Company and Contractor shall conduct Quarterly Operations Reviews. Such meetings shall include, but not be limited to, review of Contractor’s Product cycle times, delivery performance, quality metrics, inventory levels and cost reduction roadmaps and results. The meeting may be scheduled to combine with other reviews, such as the annual review, or may be held via conference telephone call or video conference.

2.8     Return Services.

2.8.1   Contact With Third Parties: Company will be the recognized source for Product and will be the sole contact with Company’s customers. Company will issue all warranties to third parties for Product, but will be entitled to exercise its rights under paragraph 2.8.2 against Contractor as to any defects therein.

2.8.2   Authorization for Returns: Product returns from third parties will be authorized by Company in accordance with Company’s written procedures. Company may perform the initial failure analysis on returned Product. Those units indicating a defect due to assembly processing (Defective Unit) will be shipped to Contractor for confirmation or performance of failure analysis at Contractor’s expense. Contractor is responsible for defining and implementation of containment actions, if any, and corrective actions to prevent future occurrences of the defect at his sole expense. Company shall approve of containment and corrective actions prior to implementation by Contactor. Contractor’s liability as a result of any such defect shall be to provide a well performing and reliable replacement Unit for each Defective Unit or compensation to Company for the amount charged to Company for each Defective Unit.

3.         Technical Assistance.

Contractor may, either orally or in writing, request technical assistance from Company at any time. Such assistance can be in the form of telephone, e-mail, facsimile correspondence or in-person interaction at either Company’s facilities in Dallas or at Contractor’s Factory. If Contractor requests technical assistance outside Company’s facility, Company agrees to make available to Contractor the consulting services of engineering, quality and manufacturing specialists (hereinafter referred to as “Engineers”) that it has to assist Contractor in the Manufacture of Product. Should Contractor request technical assistance from Company outside Company’s facility, both Parties will agree in writing on compensation amounts, if any, and payment terms for the technical assistance prior to initiation of the technical assistance. Company agrees to dispatch Engineers in a timely fashion to provide requested assistance to Contractor after such agreement has been reached. Contractor agrees to remit payment, if any, for technical assistance of Company Engineers within thirty (30) days after submission of a proper invoice by Company to Contractor, or in accordance with agreed-to amounts and terms as indicated above.

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4.         Other Support Services.

From time-to-time during the term of this Agreement, Company may request Contractor to perform other support services. In connection with the performance of any other support services, Company shall specify the services that Company desires Contractor to perform. Contractor shall notify Company within five (5) working days after receipt of Company’s request of their intent to provide the requested service. If Contractor intends to provide the requested service, Contractor shall furnish Company the estimated time schedule to implement or complete the services and the estimated cost to Company. All prices and scheduled delivery quantities and times will be detailed in a Purchase Order issued by Company to Contractor.

5.         Data.

Contractor will periodically supply Company with reasonably requested data including, but not limited to, electrical performance of Product, process parameter variation, inventories and production status. The frequency and format of the reporting will be agreed upon by Company and Contractor.

6.         Purchase Orders.

Company shall provide Contractor with a Purchase Order for Manufacture of Product. Such Purchase Order is Contractor’s sole authorization for Manufacture of Product and invoicing Company for Product delivered. Contractor assumes full risk and responsibility, and Company shall not be required to share risk in any case where Contractor manufactured Product for which no Purchase Order(s) was placed by Company to Contractor. Contractor agrees to immediately cease manufacturing of Product in each case where Company is forced to cancel Purchase Order(s) for Product as a result of one or more Company customer Purchase Order cancellations. Contractor agrees to acknowledge Company’s Purchase Order within three (3) business days from receipt by e-mail or other electronic means, or notify Company that it needs a longer period of time to accept Company’s Purchase Order. The Purchase Order shall come into force and effect from the date of Contractor’s acknowledgment of Company’s Purchase Order. Contractor, as well as Company, shall be bound by all terms and conditions set forth in the Purchase Order consistent with the terms and conditions herein agreed upon. The Purchase Order will specify the Product, respective quantities, authorized price and Delivery Date(s). The price payable to Contractor for any Product that has been sold to Company before the date of this Agreement shall be the price at which such Product most recently was sold by Contractor to Company (including applicable quantity discounts) until changed by mutual agreement or in accordance with the terms of this Agreement. Pricing will not be effective for New Product until agreed to by both parties. In the event of any disagreement between a Purchase Order and this Agreement, the terms of this Agreement shall prevail.

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6.1 Release of Work Orders to Manufacture Product. Company Purchase Order(s) provide Contractor with authorization to release Contractor internal work orders for Manufacture of Product. Contractor agrees not to release internal work orders that result in greater quantities of Product being manufactured than authorized by Company Purchase Order(s), factoring in normal yield and line losses. Contractor also agrees to take into account residual quantities of Product remaining from completion of previous internal work orders for the same Product when deciding on the quantity of Product to be released into manufacturing to fulfill new Company Purchase Order(s).

6.2 Production and Delivery Dates. The Purchase Order shall specify a Delivery Date that is reasonably acceptable to Contractor. If applicable, Contractor agrees to allocate sufficient capacity for Manufacture of Product to meet Company’s required Delivery Date(s). If applicable, Company agrees to supply Materials a minimum of one day prior to the associated starts at Contractor.

7.         Forecasts. Company shall endeavor to provide monthly a six (6) month, rolling forecast of Product(s) to be manufactured by Contractor under this Agreement (the “Six-Month Forecast”). Contractor shall acknowledge in writing acceptance of each Six-Month Forecast or provide notice to Company of limited Factory capacity within five (5) working days after receipt of each Six-Month Forecast. Contractor acknowledges that the specific and summary information contained in Company’s forecasts reflect Company’s best, full and complete knowledge of potential future quantities of Product needed by Company at the point in time when the forecast is prepared, and are subject to substantial and possibly dramatic change over the period of time the forecast covers. Contractor acknowledges and agrees that such forecasts are provided for planning purposes only, and are not in any way an authorization by Company for Contractor to Manufacture Product.

The following Table shows the purpose of Company Purchase Order(s) and forecasts, as well as the allowable variations of the forecasts and the responsibilities of the Parties in providing or using these documents.

Schedules	Purpose of Schedule	Variations
Purchase Order

Defines quantity of Product Company will purchase from Contractor,

Authorizes Contractor to Manufacture Product,

Authorizes Shipment (Contractor), Receiving (Company),

Invoicing (Contractor) and Payment (Company)

Only by changes, in writing, from Company

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Six-Month Forecast	Provided for capacity, equipment, Materials and labor planning purposes only.	First month total volume is fixed by Company Purchase Order(s), but line items may change. Second and subsequent months may change in total and line item amounts in accordance with fluctuations in customer demand as reflected in Company Order(s)

7.1     Forecast and Demand Changes. In the case where demand for ordered Company Product suddenly and significantly drops, forcing Company to cancel existing Purchase Order(s), Contractor agrees to take any and all actions to return and/or cancel his orders for, and purchases of, Materials for the cancelled portion of Company Purchase Order(s). Contractor agrees to make any reasonable effort to use and/or plan to use Materials affected by the cancellation of Company Purchase Order(s) to Manufacture its own or other companies’ products. Contractor agrees to immediately cease Manufacture of all Product affected and only complete Manufacture of the quantities of Product not affected by the canceling of Company Purchase Order(s).

In the case where Company’s forecast suddenly and significantly increases due to unexpected increases in customer demand, Company and Contractor agree that any purchases of Materials to cover such demand will be handled in accordance with paragraph 8.1 of this Agreement.

8.         Inventory Risk Sharing. Company will provide inventory support to Contractor on the terms and conditions set forth in this section 8 (which for the sake of clarity includes all of paragraphs 8 through 8.7).

8.1 Exclusions: Notwithstanding anything in this section 8 to the contrary, Company shall not provide financial support for excess inventory caused by:

(i) cancellations of orders by other customers of Contractor, or

(ii) Contractor purchasing or manufacturing inventory when it knows, or through the exercise of reasonable care should know, that such action will result in excess inventory for any reason, including without limitation improved yields, lower line losses or reduced forecasts by Company or any other customer.

8.2 Inventory Management and Control. Contractor agrees to use its Best Efforts to conduct its operations so as not to have excess inventory entitled to support by Company under this section 8, consistent with prudent business practices.

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8.3 Limitations of Support. In the case where Company elects to reimburse Contractor for 50% of the value of the excess inventory, Company’s total liability for all categories of excess inventory reimbursement shall be a maximum of USD 30,000 per quarter in the aggregate for all agreements that are in place between Contractor and Company, except in the case where excess inventory is a consequence of Company and Contractor having jointly agreed to the speculative purchase of Materials per paragraph 8.4.1 or to the speculative Manufacture of Product under paragraph 8.5.4 of this Agreement.

8.4 Excess Materials Inventory

8.4.1 Excessive Materials Purchases: Contractor agrees to consult with Company and obtain agreement regarding the purchase of any quantity of Materials in excess of that required to fulfill Company Purchase Order(s) and forecast (factoring in normal yield and line losses), including excess Materials that would result from a minimum order requirement being imposed by one or more suppliers, prior to Contractor transacting the purchase of such Materials. Company agreement shall be provided in writing through electronic mail or facsimile. Company agrees to prompt dispatch of notification once agreement has been reached. Contractor agrees not to submit purchase orders to suppliers for such Materials until agreement as to quantity is received in writing from Company.

8.4.2 Timing and Factors to be Considered in the Determination of Excess Materials Inventory: Excess Materials inventory shall be determined at the end of each fiscal quarter of Company. Company and Contractor agree that the actual risk of excess Materials inventory is governed by the lead times to acquire Materials to Manufacture the quantities of Product to fulfill Company Purchase Order(s). Company and Contractor also agree that certain other factors such as actual yield versus forecasted yield, line loss, minimum order quantities and the existence of additional Company Purchase Order(s) and/or other Contractor demand shall be considered in the determination of excess Materials inventory.

8.4.3 Determination of Excess Materials Inventory: The amount of excess Materials inventory at the end of each Company fiscal quarter will be the amount of Materials inventory actually on hand that has been idle for six months or more, adjusted as provided in paragraphs 8.4.3.1 and 8.4.3.2 of this Agreement.

8.4.3.1 Exclusions: Contractor agrees not to include in the calculation of such excess Materials inventory the following items:

(i) Any such Materials that were determined to be excess at the end of any previous period.

(ii) That quantity of Materials which has pending Company Purchase Orders which will consume it at any point in time in the future.

(iii) Any Materials that Contractor could consume to fulfill its own or other customers’ requirements or orders.

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(iv)	Any amount of safety or buffer stock (that amount of Materials inventory Contractor customarily keeps on hand to cover unanticipated Company or Contractor’s other customer(s)’ purchase order increases or changes in purchasing lead times for Materials or Piece Parts).

(v)	Any amount of Materials resulting from Improvements made to the manufacturing process that would have otherwise been consumed by Company and other Contractor’s customer(s)’ purchase order(s).

(vi)	Any amount of Materials Contractor purchased to obtain price breaks, preferential treatment, etc.

(vii)	Any amount of Materials purchased which were over and above the amount of Materials required to Manufacture Product to comply with Company and Contractor’s other customers’ forecasts (taking into consideration inventory on hand at the start of the fiscal quarter), plus normal Contractor yield losses and line shrinkage, without advance authorization per paragraph 8.4.1 above.

(viii)	Any amount of Materials for which no Purchase Order(s) were placed by Company to Contractor for Product that would have consumed such Materials.

(ix)	Excess Materials inventory resulting from actions described in paragraph 8.1 above.

8.4.3.2 Inclusions: Company agrees to include the following items in the calculation of excess Materials inventory:

(i)	That amount of Materials over and above that required to fulfill Company Purchase Order(s) during the six (6) month period prior to the end of a particular Company fiscal quarter, and which were purchased by Contractor under the circumstance where supplier imposed a minimum order quantity, and no Company Purchase Orders or Contractor’s other customer(s)’ purchase orders exist which would consume such Materials; so long as the requirements of paragraph 8.4.1 of this Agreement were met regarding such Materials.

(ii)	That amount of Materials purchased by Contractor for potential consumption during the six (6) month period prior to the end of a particular Company fiscal quarter and not consumed by Company Purchase Order(s) that were purchased in accordance with the provisions of paragraph 8.4.1 above, and which do not have pending Company Purchase Orders or Contractor’s other customer(s)’ purchase orders which will consume such Materials at some point in time in the future.

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8.4.4 Indirect Materials: Contractor agrees to not include any Indirect Materials in the determination of excess Materials inventory.

8.4.5 Determination of the Value of Excess Materials Inventory: The value of such excess Materials inventory will be determined by multiplying the quantities of each type (part number) of Materials so determined to be excess pursuant paragraph 8.4.3 above by the actual price(s) paid by Contractor for the Materials.

8.4.6 Not Used.

8.4.7 Subsequent Demand for Excess Materials Inventory: If demand for Contractor’s excess Materials (including but not limited to Company’s orders) develops during the subsequent six-month period following the determination that excess Materials inventory exists which would consume all or a portion of the excess Materials, Contractor shall use the excess Materials inventory to fulfill such product demand. In this case, Contractor agrees to purchase back Company owned excess Materials needed to fulfill the new demand at the same price Company paid Contractor as defined in paragraph 8.4.5 above before placing its purchase orders for new Materials with suppliers.

Contractor understands and agrees that Company has the right to develop and institute special sales programs that are designed to create demand for such excess Materials during the subsequent six-month period.

If no demand develops for any or all of the excess Materials during the subsequent six (6) month period after the determination that excess Materials inventory exists, Contractor, with Company’s approval, shall take steps to sell the excess Materials inventory or reclaim any precious metals from the excess Materials inventory owned in total by Company and Contractor. Contractor shall seek Company’s approval of the sale or reclamation of such inventory, and Company must agree in writing prior to the sale or reclamation activity. In the case where Contractor sells or reclaims the precious metals from the excess Materials inventory, Contractor will reimburse Company for 50% of the proceeds from such sale or reclamation activity.

8.4.8 Company Election to Manufacture Product from Excess Materials Inventory: In the case where Company elects to have Contractor Manufacture finished goods from the excess Materials inventory, Company will issue Purchase Order(s) to Contractor specifying the exact part numbers, quantities and requested Delivery Date(s) for Product(s) to be made using the excess Materials inventory.

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8.5         Excess Product Inventory.

8.5.1 Timing and Factors to be Considered in the Determination of Excess Product Inventory: Excess Product inventory shall be determined at the end of each Company fiscal quarter. Company and Contractor agree that certain factors such as actual yield versus forecasted yield, actual line loss versus estimated line loss, safety stocks, and the existence of Company Purchase Orders for future delivery of Product shall be considered in the determination of excess Product inventory.

8.5.2 Determination of the Quantity of Excess Product Inventory: The amount of excess Product inventory at the end of each particular Company fiscal quarter will be equal to the quantities of Product Contractor has on hand in inventory that has been idle for six months or more, adjusted as provided in paragraphs 8.5.2.1 and 8.5.2.2 of this Agreement.

8.5.2.1 Exclusions: Contractor agrees not to include in the calculation of such excess Product inventory the following items:

(i)	Any such amount of Product which were determined to be excess at the end of any previous period.

(ii)	That quantity of any Product which has pending Company Purchase Orders which will consume it at any point in time in the future.

(iii)	Any amount of Product safety or buffer stock (that amount of Product inventory which Contractor customarily keeps on hand to cover unanticipated Company or Contractor’s other customer(s)’ purchase order increases).

(iv)	Any amount of Product inventory resulting from Improvements made to the manufacturing process that would have otherwise been consumed by Company or other Contractor’s customer(s)’ purchase order(s).

(v)	Any amount of Product inventory for which no Purchase Order(s) for such Product were placed by Company to Contractor. Contractor agrees not to release any work order for Product in quantities larger than prudent planning methods would require fulfilling a particular Company Purchase Order.

(vi)	Any amount of Product resulting from actions or inactions of Contractor pursuant to paragraph 8.1 (ii) of this Agreement.

8.5.2.2 Inclusions: Company agrees to include the following items in the calculation of excess Product inventory:

(i) That amount of Product inventory manufactured by Contractor during the six (6) month period prior to the end of a particular Company fiscal quarter, and not consumed by Company Purchase Order(s), that were manufactured in accordance with the provisions of paragraph 8.5.4 below, and not consumed by Company or Contractor’s other customer(s)’ purchase order(s) during this period, and for which no pending Company or Contractor’s other customer(s)’s purchase orders exist that will consume such Product inventory at some point in the future.

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8.5.3 Determination of the Value of Excess Product Inventory: The value the excess Product inventory so determined in paragraph 8.5.2 above shall be calculated by multiplying the excess inventory quantity of each Unit of Product by the price paid by Company to Contractor for each Product (Unit price). The total value of the excess Product inventory shall be calculated by summing the values so determined of the individual part numbers of Product.

8.5.4 Excessive Product Manufacture: Contractor agrees to consult with Company and obtain agreement regarding the Manufacture of any quantity of Product in excess of that required to fulfill Company Purchase Order(s) and forecast (factoring in normal yield and line losses) prior to the initiation of such Manufacture. Company agreement shall be provided in writing through electronic mail or facsimile. Company agrees to prompt dispatch of notification once agreement has been reached.

8.5.5 Indirect Materials: Contractor agrees not to include any quantity of indirect materials used in the manufacture of Product in the calculation of excess Product inventory.

8.5.6 Subsequent Demand for Excess Product Inventory: If demand for Company or Contractor’s other customer(s)’ products develops during the subsequent six-month period following the determination that excess Product inventory exists which would consume all or a portion of the excess Product, Contractor shall use the excess Product inventory to fulfill such demand. In this case, Contractor shall purchase back any Company owned excess Product needed to fulfill the new demand at the same price Company paid Contractor as defined in paragraph 8.5.3 above before manufacturing new Product to fulfill Company Purchase Order(s).

8.7         Purchase of 50% of Excess Materials and Product Inventory: In the event that Contractor elects for Company to purchase the excess materials inventory pursuant to paragraph 8.4. or the excess Product inventory pursuant to paragraph 8.5 of this Agreement, Contractor will perform a physical inventory of the excess Materials and Product, sequester the excess Materials and Product in a separate and secure area in such a manner as to preserve its quality and integrity, prepare an accounting of the excess Materials and Product indicating Company part number, type, quantity and value, and submit a statement reflecting such accounting to Company in writing through normally acceptable methods of physical or electronic transmission. Company has five (5) business days to review and accept Contractor’s excess inventory document unless additional information is required from Contractor. Both Company and Contractor agree to support each other and diligently work toward settlement for excess inventory. Once settlement is reached, Company will place a Purchase Order with Contractor for fifty percent (50%) of such inventory; subject to the limitation set forth in paragraph 8.3 of this Agreement entitled “Limitations of Support.” Contractor will prepare and submit a corresponding proper invoice to Company, and Company will reimburse Contractor in accordance with the invoice submitted under payment terms then existing, or as negotiated between Company and Contractor at that time.

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9.         Deliveries

9.1 Notification of Late Delivery: Contractor shall Manufacture Product as required by this Agreement and each Company Purchase Order. In the event that Contractor cannot deliver the Product by the Shipping Date, Contractor will notify Company, a minimum of one Workweek prior to the Shipping Date.

9.2 Delivery Point: Once Manufacture of Product has been completed, Contractor shall be responsible for delivering the Finished Goods FCA, to a freight forwarder specified by Company in its Purchase Order, or otherwise approved by Company. “Delivery Point” as used in this Agreement shall mean the specific time and location that the Product is delivered to Company specified freight forwarder.

9.3 Time of Essence. Contractor acknowledges and agrees that time is of the essence and delivery performance is crucial in Company’s evaluation of Contractor’s performance. No partial shipments are allowed unless expressly authorized in advance by Company on a case-by-case basis. Late deliveries will be a subject of the Quarterly Review Process and may be subject to compensation discussions.

9.4 Packaging for Delivery. Contractor agrees to package Product for delivery and shipment in accordance with Company specifications, or if none are specified, to package Product for delivery and shipment in accordance with industry standards and his own best practices.

9.5 Risk of Loss. Company will insure Company consigned Materials against any risk of loss during transit to and from Contractor and while located in Contractor’s facility. Company will insure against risk of loss of any Provided Equipment during transit to and from and while located in Contractor’s facility.

9.6 Delivery of Materials. Company will properly pack all Materials provided by Company to facilitate safe transport to Contractor.

10.         Price and Payment.

10.1 Price and Payment of Manufacturing Services: During the term of this Agreement, Company shall pay for the services provided by Contractor under section 2 hereof for the Manufacture of Product in accordance with the Purchase Order(s) issued by Company to Contractor and proper invoice(s) submitted by Contractor to Company. The quantities and prices shown on Contractor’s invoice must match those shown on Company Order(s) unless both Parties agree in writing to such variation.

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10.2 Invoice Amount Determination: Invoice pricing will be determined by the unit price of Product as specified on the Purchase Order multiplied by the actual quantity of Product delivered to satisfy such Purchase Order.

10.3 Invoices and Payment.

10.3.1 Invoices: With each shipment, Contractor will send Company an invoice for all services provided by Contractor under section 2 hereof for Product(s) Manufactured by Contractor and delivered to the Delivery Point. Company shall pay Contractor the amount invoiced within thirty (30) days following the issuance of such invoice unless additional time is required to resolve any discrepancies.

10.3.2 Payment for Other Support Services: Payment for technical assistance to Contractor by Company shall be invoiced in accordance with section 3 of this Agreement. Payment for Other Support Services described in section 4 of this Agreement will be invoiced according to paragraph 10.1 hereof. Payment for Other Support Services associated with New Product will be invoiced separately according to negotiated parameters as described in paragraph 2.3 and reflected in the Purchase Order(s) issued by Company for New Product.

10.4 General Payment Terms: All invoicing for Product and services shall be F.O.B. Taiwan, and payments due hereunder shall be denominated in United States of America dollars, payments shall be made by wire transfer, and all bank fees for such wire transfers shall be paid by Company.

11.         Inspection and Access by Company.

11.1 Inspection: Contractor hereby agrees to allow Company’s personnel access at any time to the Factory, or other facilities at which the Products are being manufactured or warehoused, during regular business hours in order for Company’s personnel to ascertain compliance on the part of Contractor with the terms and conditions of this Agreement and Specifications provided by Company in connection with the process of Manufacture. Contractor shall provide competent personnel to perform inventories of Materials, work in process inventory and Finished Goods located at the Factory or other facilities where Product is being manufactured or warehoused, and to otherwise support inspections by Company.

11.2 Acceptance: All shipments of Finished Goods are subject to Company’s workmanship inspection, Electrical Test using Company Specifications and procedures and quality audit upon receipt of Finished Goods in accordance with Company’s Quality Standards. Acceptance of Products in no event constitutes a waiver of any of Company’s rights or remedies arising from or related to warranty requirements (including those set forth in paragraph 14.5), nonconforming Products, or any other breach of this Agreement.

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12.         Rejection.

12.1 Manner of Rejection: Company may reject any Product manufactured by Contractor if such Product fails to meet the Specifications or contains a Manufacture Defect when inspected by Company. Company shall notify Contractor within five (5) days of receipt of the Product if the Product is rejected. Company may, at its option, (i) return the Product to Contractor for rework, (ii) rework the Product, and charge any labor cost, not to exceed Contractor’s Value Added, to Contractor, or (iii) scrap the Product if it cannot be reworked. If the Product is scrapped, Contractor shall, at the request of Company, replace the Product so scrapped, or reimburse Company for the amount charged to Company for the Product so scrapped.

12.2 Restrictions on Disposal of Rejected Products: Contractor may not, under any circumstances or for any reason, sell or offer for sale, or otherwise dispose of in any manner, any Products rejected hereby, without the express written consent of Company.

13.         Representations, Warranties and Covenants of Company: Company represents and warrants to Contractor, and covenants as follows:

13.1 Corporate Status and Good Standing: Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority under its articles of incorporation and bylaws to own and lease its properties and to conduct its business as the same exists. Company is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such Party.

13.2 Authorization: Company has full corporate power and authority under its articles of incorporation and bylaws, and its managers and members have taken all necessary action to authorize it to execute and deliver this Agreement and any exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and any exhibits hereto constitutes the valid and binding obligations of Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

13.3 Non-Contravention: Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any law, the articles of incorporation or bylaws of Company or any provision of any agreement or instrument to which Company is a party.

13.4 Validity: There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Company or in connection with this Agreement.

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14.	Representations and Warranties of Contractor: Contractor represents and warrants to Company the following:

14.1 Corporate Status and Good Standing: Contractor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority under its certificate or articles of organization and regulations to own and lease its properties and to conduct its business as the same exists. Contractor is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such Party.

14.2 Authorization: Contractor has full corporate power and authority under its certificate or articles of organization and regulations, and its board of directors and stockholders have taken all necessary action to authorize it to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Agreement and exhibits hereto constitutes the valid and binding obligation of Contractor, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

14.3 Non-Contravention: Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with or result in breach of, or require notice or consent under any law, the certificate or article or regulations of Contractor or any provision of any agreement or instrument to which Contractor is a party.

14.4 Validity: There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Contractor in connection with this Agreement.

14.5 Warranty: Contractor warrants that (i) for a period of twelve (12) months after the date of delivery to the Delivery Point (as defined in paragraph 9.2), the Product it manufactures and delivers to Company will not contain any Manufacture Defect, and (ii) Contractor has complied in all material respects with all applicable local, foreign, domestic and other laws, rules, regulations and requirements. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. In the event of any breach by Contractor of the warranties contained herein, Contractor’s liability shall be limited to an amount equal to the amount charged to Company for the units delivered pursuant to this Agreement.

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Notwithstanding the foregoing, the Parties recognize that Materials may be supplied by Company for use in the Manufacture of products. Contractor makes no warranty to Company as to the quality or functionality of the Materials supplied by Company.

15.    Labor

During the term of this Agreement, Contractor agrees that it shall be solely responsible for the payment of all wages, fringe benefits, social security, unemployment and similar expenses and taxes in respect of Contractor’s employees and applicable to the Manufacture of Products and the performance of any procurement services and support services contemplated under this Agreement. As required by any applicable law, Contractor warrants and agrees that it has produced and shall maintain in effect full statutory coverage for workers’ compensation, employers’ liability and disability insurance for all of its employees. Contractor further agrees and warrants that it has and shall comply with all applicable Taiwan national and local labor laws and other applicable wage and hour and other labor laws, including without limitation, all child labor, minimum wage, overtime and safety related laws.

16.    Ownership of Provided Equipment.

16.1 Ownership: Contractor understands and acknowledges that it shall under no circumstances be considered to have any ownership or proprietary interest in Provided Equipment during the term of this Agreement and until after Contractor obtains a bill of sale from Company for Provided Equipment. Contractor agrees to segregate any and all Provided Equipment on its company books, and label each piece of Provided Equipment to conspicuously indicate Company’s ownership. Contractor agrees that it will not mortgage, pledge, assign or borrow against such Provided Equipment during the term of this Agreement and until after Contractor obtains a bill of sale from Company for Provided Equipment.

16.2 Storage/Use: Contractor shall: (a) take delivery, store and use at the Factory the Provided Equipment using the same degree of care as Contractor exercises in respect of its own similar property; and (b) inform Company of the exact location of the Provided Equipment if it is located outside Contractor’s principal manufacturing or storage facilities. Contractor agrees to comply with Company’s reasonable instructions as to the performance of any preventive maintenance on any Provided Equipment. Said preventative maintenance shall be at Contractor’s sole expense. All repairs will be the responsibility of Contractor and at it’s sole expense.

17. Currency Risk Sharing. While the general payment terms are denominated in US dollars (paragraph 10.4), the Parties agree to share currency risk and measure this on a quarterly basis. Notwithstanding the fact that this Agreement was entered into as of December 1, 2011, Company will reimburse Contractor for any amounts that would have been due and payable under this section had it had been effective September 1, 2011.

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17.1 Principle of Allocation. The parties shall allocate the currency risks resulting in the sale of Product under this Agreement using an initial Base Conversion Rate of 1 United States dollar to 30.90 New Taiwan Dollars (the “Base Conversion Rate”). When New Taiwan dollars appreciate in excess of five percent (5%) against the Base Conversion Rate, Company shall reimburse Contractor fifty percent (50%) of the appreciation in value of the Product purchased during the applicable period. When New Taiwan dollars depreciate in excess of five percent (5%) against the Base Conversion Rate, Contractor shall reimburse Company fifty percent (50%) of the depreciation in value of the Product purchased during the applicable period.

17.2 Quarterly Measurement Process.

17.2.1 Initial Base Conversion Rate. The initial basis for comparison shall be the New Taiwan dollar to US dollar exchange rate agreed upon by the parties (Base Conversion Rate or “BCR”) based on NT$30.90 Per US dollar.

17.2.2 Quarterly Currency Exchange Measurement. The rate shall be reviewed every 3 months that correspond to RFM fiscal quarters (each a “Quarter Period”). For each Quarter Period, the currency exchange rate between the US Dollar and New Taiwan Dollar will be reviewed. The daily conversion rates, expressed arithmetically as the number of New Taiwan dollars that may be acquired with one US dollar, will be averaged for the period covered by the appropriate Measuring Dates (as defined in paragraph 17.2.3) to determine the “Most Recent Average” or “MRA”.

17.2.3 Quarter Periods. The date for measuring exchange rate changes for each Quarter Period (“Measuring Dates”) are the dates 5 days before the Quarter Period starts and 5 days before the Quarter Period ends for the first three fiscal quarters. This will allow time for the calculations to be done and approval of reimbursement dollar amount (if any) no later then the first day of the next quarter. The Quarter Period and Measuring Dates are as follows:

Quarter Periods	Measuring Dates
September 1 to November 30	August 26 to November 25
December 1 to February 28	November 26 to February 23
March 1 to May 31	February 24 to May 25
*June 1 to August 31	May 1 to July 31

* The Fourth Quarter Period also shall be used in the Annual Administrative Procedures described in paragraph 17.5.

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17.2.4 Determination of Need for Currency Pricing Adjustment. For each Quarter Period, Company will calculate the currency change as the difference between the Most Recent Average (MRA) and the Base Conversion Rate (BCR). The currency change is converted to a percentage by dividing the currency change by the Base Conversion Rate to arrive at the currency change percentage.

If the absolute value of the currency change percentage ((MRA-BCR)/BCR) is more than 5% or less than -5%, there shall be a Currency Pricing Adjustment, or “CPA”. If the currency change percentage is less than plus or minus 5%, no Currency Pricing Adjustment shall be made. This can be expressed by the formula:

If the value of (MRA-BCR)/BCR is more than +5% or less than -5%, a reimbursement payment for that Quarter Period shall be made as provided in paragraph 17.3.1 or 17.3.2.

17.3 Calculating Currency Pricing Adjustment (“CPA”). The Reimbursement amount calculation is per the formula and definitions below:

17.3.1 Negative CPA. If the value of (MRA-BCR)/BCR is less than—5% (Negative value); the US dollar has depreciated in relation to the New Taiwan dollar and therefore a payment shall be made by Company to Contractor on the terms and conditions of this Agreement Since this is a risk sharing arrangement, only half of the currency change percentage is to be incorporated into the CPA. This can be expressed by the formula:

CPA = ((MRA-BCR)/BCR)/2

, where CPA is a negative percentage

17.3.2 Positive CPA. If the value of (MRA-BCR)/BCR is more than 5% (Positive value) ; the US dollar has appreciated in relation to the New Taiwan dollar and therefore a payment shall be made by Contractor to Company on the terms and conditions of this Agreement. Since this is a risk sharing arrangement, only half of the currency change percentage is to be incorporated into the CPA. This can be expressed by the formula:

CPA = ((MRA-BCR)/BCR)/2; where CPA is a positive percentage

17.4 Quarterly Payment Calculation.

17.4.1 Quarterly Process. At the end of each Quarter Period for which payment is required to be made pursuant to paragraph 17.3.1 or 17.3.2, Contractor will prepare a report of all Product billings during the Quarter Period that qualify for such payment as provided in paragraph 17.4.3 (“Eligible Sales”). Contractor will also prepare an invoice equal to the Currency Pricing Adjustment (CPA) times the Eligible Sales during the Quarter Period. Payment will be made according to the payment terms in effect at the time. The calculation will be presented to both parties for approval for compliance with the terms of this section 17 on a quarterly basis.

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17.4.2 Quarterly Payment. If the CPA is negative for a Quarter Period in which a payment is required by paragraph 17.3.1, the payment shall be made by Company to Contractor. If the CPA is positive for a Quarter Period in which a payment is required by paragraph 17.3.2, the payment shall be made by Contractor to Company. The formula for calculating the quarterly payment is expressed as:

Quarterly Payment = CPA x Eligible Sales

17.4.3 Eligible Sales. All shipments of Product that occur during the quarter under this Product Agreement are qualified as Eligible Sales, except for those that are exempt for one of two reasons:

(1) New Product for which purchases started since the last Annual Administrative Procedures (see paragraph 17.5). There was no new Product as of the effective date of this Agreement.

(2) Product for which new prices have been negotiated (“Negotiated Product”) since the last Annual Administrative Procedures (see paragraph 17.5). There was no Negotiated Product as of the effective date of this Agreement.

When the Annual Administrative Procedures are conducted as outlined in paragraph 17.5, all of the Product that was formerly exempted under this provision will be considered Eligible Sales for future periods, unless it is excluded in the future pursuant to clause (2) of this paragraph.

17.5       Annual Administrative Procedures. The Parties will seek to minimize the administrative requirements necessary to carry out the provisions for the updating of selling price lists (the “Annual Price Adjustment”) and the Base Conversion Rate (collectively, the “Annual Administrative Procedures”). The Annual Procedures may change these from time to time as mutually agreed upon. Unless agreed to by the Parties, these procedures will only be required once a year, in the month of August, after the Most Recent Average and the Currency Price Adjustment for the Fourth Quarter Period have been determined. At such time, the following actions are required to bring future transactions in line with actual cost:

17.5.1 Update the Selling Price Lists. The Currency Pricing Adjustment for the Fourth Quarter Period shall be applied to the current selling price list to determine the Annual Price Adjustment applicable to future Purchase Orders. The adjusted prices will be the new price list. New part numbers and those that have been negotiated since July 31 of the preceding year will not be adjusted. For example, at September 1, 2012, there will not be an adjustment of prices for parts introduced, or for which prices were negotiated, after July 31, 2011). The formula for adjusting the price list is expressed as:

Adjusted Price = Current Price x (1-CPA)

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17.5.2 Update the Purchase Orders. Purchase orders for the new Fiscal Year (starting September 1) shall reflect the updated selling prices, so that transactions occurring during future periods reflect the determination of the Currency Price Adjustments that took place for the Fourth Quarter Period.

17.5.3 Leftover Purchase Orders. There may be some Purchase Orders accepted by Contractor prior to a new Fiscal Year that are delivered to the Company after commencement of such new Fiscal Year (“Leftover Purchase Orders”). These will be segregated and treated separately by using the prior year’s BCR. They will not be double counted by being included with the current year’s transactions. Contractor will after the end of the first quarter of such new Fiscal Year, namely November 30, calculate and accumulate the amounts of currency conversion loss subject to paragraph 17.1 hereof as well as other terms of this Agreement, if applicable, for such Purchase Orders. In such case a credit or debit note will be issued by Contractor and Company will accept such credit or debit note if the credit or debit amount is correctly calculated and accumulated by paragraph 17.1 and other applicable terms hereof. After the first quarter, any remaining Purchase Orders from the prior year that are not yet delivered will be cancelled and replaced with new Purchase Orders that have been adjusted per the Annual Administrative Procedures; provided, however, that any such cancellation and replacement is for administrative convenience and shall not be a waiver of any rights arising from non-performance of the cancelled and replaced Purchase Order.

17.5.4 Update the Base Conversion Rate. The Base Conversion Rate will remain the same ratio until such time as it is updated by the Annual Administrative Procedures. The new Base Conversion Rate will be the Most Recent Average for the Fourth Quarter Period. This can be expressed by the formula:

New BCR = MRA for Q4

18.      Indemnification

18.1 Contractor’s Indemnification: Contractor shall indemnify Company and its Affiliates (including their officers, directors, employees and agents) against, and hold harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including without limitation, reasonable attorneys’ fees) (“Indemnified Amounts”) incurred by Company or any of its Affiliates as a result of (i) any material error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by Contractor in this Agreement; (ii) any claim or allegation that Contractor or any of its contractors, representatives and agents, have not fully discharged all obligations under labor laws as set forth in section 15; (iii) any dispute with a subcontractor, employee, independent contractor, manufacturer, agent or supplier; (iv) the operation by Contractor of the Factory during the term of this Agreement; and (v) any Manufacture Defect. Company shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this paragraph 18.1. Any liability under this paragraph 18.1 of Contractor shall be limited in the aggregate to a maximum amount equal to (i) with respect to claims based on a Manufacture Defect, the price paid by Company to Contractor for the Finished Goods (Value Added) subject to such claim and (ii) with respect to claims based on the performance of any services hereunder (as covered in section 4), the price paid by Company for such services.

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18.2          Company’s Indemnification: Company shall indemnify Contractor and its Affiliates (including their officers, directors, employees and agents) against, and hold harmless from and against, any and all Indemnified Amounts incurred by Contractor or any of its Affiliates as a result of; (i) any material error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by Company in this Agreement; (ii) any dispute with a subcontractor, employee, independent contractor, agent or supplier (including Approved Vendors) related in any way to this Agreement; and (iii) any Products and its design (other than a Manufacture Defect). Contractor shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this paragraph 18.2.

18.3          Limitation on Claims: In no event shall either Party be liable to the other on any claims arising under or related to this Agreement for consequential, exemplary or punitive damages.

19.      Termination.

19.1          Term. Subject to paragraph 19.2, and 19.3, this Agreement shall be effective for two (2) years from the date first set forth above, and continue in effect unless either Party shall give at least 360 days prior written notice of termination to the other Party, in which event this Agreement shall terminate as of the date specified in such notice.

19.2          Early Termination. This Agreement shall terminate prior to the expiration of its term as follows::

19.2.1 Material Breach: Either Party may terminate this Agreement by giving notice in writing to the other Party in the event the other Party is in material breach of this Agreement and shall have failed to cure such breach within ninety (90) days after receipt of written notice thereof from the first Party. Such termination shall be effective upon the giving of such notice or such later date as the notifying Party may specify in such notice.

19.2.2 Bankruptcy: This Agreement shall terminate automatically, should either Party file a petition at any time as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose control of its business. In the case of any such proceeding that is involuntary, the right to terminate shall arise only if the other Party fails to have such proceeding terminated within sixty (60) days after it is commenced.

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19.2.3 Change in Control: Either Party may terminate, by giving written notice, if the other Party at any time has a change in control. For purposes of this paragraph 19.2.3, a “change in control” shall be deemed to have occurred at such time ownership of not less than 50% of the equity securities of the other Party changes in ownership during the term of this Agreement in a transaction or series of related transactions, excluding from such calculation transfers that do not change the Person in ultimate control of the other Party. Such termination shall be effective upon the giving of such notice or such later date as the notifying Party may specify in such notice.

19.3 Rights and Obligations on Termination.

In the event of termination of this Agreement pursuant to any part of paragraph 19.1 (expiration of its term) or any provision of paragraph 19.2 (early termination), the Parties shall have the following rights and obligations:

19.3.1 No Release of Obligation: Termination of this Agreement shall not release either Party from the obligation to make payment of all amounts then due and payable or to fill Purchase Orders placed prior to termination (except that Contractor is not obligated to fill Purchase Orders placed within 180 days prior to the effective date of termination) if this Agreement is terminated without cause by either party or terminated with cause by Contractor).

19.3.2 Inventory Disposition: Company will purchase from Contractor all Finished Goods and Materials inventory necessary to fulfill Company Purchase Order(s) up to the effective date of termination which Purchase Order(s) are not filled by Contractor. Contractor agrees, in the event of termination to (i) not place purchase orders for Materials to be delivered later than the effective date of termination, (ii) terminate all open purchase orders for Materials for more than the quantity of Product authorized by Company Purchase Order(s) for delivery up to the effective date of termination, (iii) pursue the return for refund or credit of Materials already received but not in Manufacture that will not be needed, and (iv) follow all reasonable instructions to minimize the cost of such termination to Company, including instructions concerning the minimization of any excess inventory remaining at the effective date of termination.

19.3.2.1 Excess Inventory Disposition – Contractor Termination: If Contractor terminates this Agreement pursuant to paragraph 19.1, Contractor will receive no reimbursement for excess inventory that exists on the effective date of termination.

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19.3.2.2 Excess Inventory Disposition – Company Termination: If Company terminates this Agreement pursuant to paragraph 19.1, Company will purchase all Materials (except Indirect Materials) and Product inventory deemed to be excess in accordance with this Agreement on the effective date of termination at actual invoice cost for Materials or historical prices paid by Company to Contractor for Product. Contractor agrees to work diligently with and follow instructions from Company and/or agreed-to procedural changes during the 360-day period leading up to the date of termination to minimize excess inventory at the effective date of termination.

19.3.2.3 Excess Inventory Disposition – Termination Pursuant to Paragraph 19.2.1 or 19.2.3. In the case of termination pursuant to paragraph 19.2.1 or 19.2.3, both Contractor and Company agree to negotiate in good faith the disposition of any excess inventories that exist at the effective date of termination.

19.3.2.4 Excess Inventory Disposition – Termination Pursuant to Paragraph 19.2.2.: In the case of termination pursuant to paragraph 19.2.2, disposition of excess inventory that exists on the effective date of termination shall be treated as a termination by the Party that is the subject of the bankruptcy proceeding pursuant to paragraph 19.1.

19.3.3 Return of Company Assets: In the event of termination under paragraph 19.1 or 19.2, Contractor shall return all of Company’s Materials, documents, Provided Equipment and supplies via ship method requested by Company. The shipping cost will be at the expense of Company.

19.3.4 Warranties: Contractor’s obligation under paragraph 14.5 will still be enforced notwithstanding termination of this Agreement.

20.      Remedies.

In the event either Party breaches in any material respect any representations, warranties or covenants hereunder or fails to comply in any material respect with any term or requirement of this Agreement, in addition to any other remedies the non-breaching Party shall be entitled to (a) terminate this Agreement in accordance with paragraph 19.1.1; (b) recover any and all actual costs, expenses and damages, (including reasonable attorneys’ fees); and/or (c) offset any amounts due to the non-breaching Party by any actual costs and expenses incurred by the non-breaching Party as a result of such breach or failure to comply. Remedies herein shall not be exclusive but shall be cumulative of any other remedy herein or under any other statute or law. Upon such termination, none of the Parties or any other Person shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination, except that the provisions of sections 21, 22, 23, and paragraphs 24.1 and 24.15 shall continue to apply.

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21. Confidentiality.

21.1 Non-Disclosure: Neither Contractor nor its Affiliates will, directly or indirectly, disclose or provide to any other Person any non-public information of a confidential nature concerning the business or operations of Company or its Affiliates, including without limitation, any trade secrets or other proprietary information of Company or its Affiliates, known or which becomes known to Contractor or its Affiliates as a result of the transactions contemplated hereby or Contractor’s operation of the Factory, except as is required in governmental filings or judicial, administrative or arbitration proceedings. In the event that Contractor or any of its Affiliate becomes legally required to disclose any such information in any governmental filings or judicial, administrative or arbitration proceedings, Contractor shall, and shall cause any Affiliate to, provide Company with prompt notice of such requirements so that Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Contractor shall, and shall cause any Affiliate to, furnish only that portion of the information that Contractor or its Affiliate, as the case may be, is advised by its counsel as legally required, and such disclosure shall not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by Contractor or any of its Affiliates that was not permitted by this Agreement.

22. Intellectual Property/Data Rights.

22.1 Contractor Owned Intellectual Property: All intellectual property owned by Contractor before October 1, 2001 (the effective date of the original Agreement between Company and Contractor) shall remain the sole property of Contractor, and any intellectual property developed solely by Contractor during the term of this Agreement shall be the sole property of Contractor.

22.2 Company Owned Intellectual Property: All intellectual property owned by Company before October 1, 2001 (the effective date of the original Agreement between Company and Contractor) shall remain the sole property of Company, and any intellectual property developed solely by Company during the term of this Agreement shall be the sole property of Company.

22.3 Reverse Engineering: Contractor shall not alter, enhance or otherwise modify the Technical Information or Technical Data, except as agreed by the Parties in writing. Contractor shall not disassemble, decompile or reverse engineer any of the Technical Data or prepare derivative works of any of the Technical Data except for use in Manufacture of Product. Contractor shall not sell, distribute, cause or allow to pass from control of Contractor to a third party, or offer any Product or Technical Information or Technical Data of a Product, pursuant to this Agreement, without written prior approval from Company.

22.4 Jointly Developed Intellectual Property: All intellectual property that is jointly developed by Contractor and Company during the term of this Agreement shall be jointly owned (the “Joint Intellectual Property”). Contractor and Company agree to take such actions and sign such agreements as may be necessary to protect or perfect the other’s individual intellectual property or its joint interest in Joint Intellectual Property and to allow the other Party to exploit the Joint Intellectual Property in a manner not inconsistent with this Agreement.

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22.5 Contractor Patent Support: Contractor agrees to execute all papers and provide requested assistance, at Company’s request and expense, during and subsequent to its work for Company, to enable Company or its nominees to obtain patents, copyrights, and legal protection for Joint Intellectual Property in any country.

22.6 Company Patent Support: Company agrees to execute all papers and provide requested assistance, at Contractor’s request and expense, during and subsequent to its work at Contractor, to enable Contractor or its nominees to obtain patents, copyrights, and legal protection for Joint Intellectual Property in any country.

22.7 Use of Manufacturing Data: Contractor agrees that Company shall be entitled to receive copies of and use all Manufacturing Data for its own benefit. Company affirms that Manufacturing Data that constitutes Contractor’s solely owned intellectual property shall remain Contractor’s property, subject only to Company’s right of use provided in the preceding sentence, and shall not be disclosed to any third party without prior written consent of Contractor.

22.8 Return of Documents, Data and Records Upon Termination: Upon termination of this Agreement, whether by expiration, cancellation, or otherwise, Contractor agrees to promptly deliver to a proper Company representative all data, documents, and other records which relate to the business activities of Company, and all other Materials and badges which are the property of Company.

22.9 License: Contractor hereby grants and agrees to grant to Company a worldwide, non-exclusive right and license to use financial data related to services under this Agreement, Manufacturing Data, sales data, tracking data, reports, and other information transferred to or otherwise provided to or for Company for its business purposes. Company agrees that all right, title and interest in such data shall remain the property of Contractor.

23. Intellectual Property Infringement and Indemnification.

Company shall hold Contractor harmless against any expense or loss resulting from a claim of infringement of patents, trademarks, copyrights or other intellectual property rights arising from compliance with Company’s designs, Specifications or instructions and Contractor shall hold Company harmless against any expense or loss resulting from infringement of patents, trademarks, copyrights or other intellectual property rights arising from Contractor’s actions not necessitated by Company’s designs, Specifications or instructions.

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24. General Provisions.

24.1 Expenses: Each Party shall pay its own expenses, including the fees and disbursements to and of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.

24.2 Entire Agreement: This Agreement, including all Schedules and Exhibits hereto, constitutes the entire Agreement of the Parties and supersedes all previous proposals, oral or written, and all negotiations, conversation or discussions heretofore and between the Parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the Parties hereto.

24.3 Waivers and Consents: All waivers and consents given hereunder shall be in writing. No waiver by any Party hereto of any breach or anticipated breach of any provision hereof by any other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

24.4 Notices: All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Contractor, to:	Jason Liu Tai-Saw Technology Co., Ltd. No. 3, Industrial 2nd Rd. Ping-Chen Industrial District Taoyuan, 324, Taiwan, R.O.C. Facsimile: (866) 3-469-7532 E-Mail: jasonliu@mail.taisaw.com

If to Company, to:	Farlin Halsey R F Monolithics 4441 Sigma Road Dallas, TX 75244 USA Facsimile: (972) 404-9476 E-Mail: fhalsey@rfm.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

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24.5 Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, legal representatives and assigns. No third party shall have any rights hereunder. No assignment shall release the assigning Party.

24.6 Choice of Law: This Agreement is performable, in part, in Dallas County, Texas, USA and, in part, in Taiwan, R.O.C., and shall be governed by and construed in accordance with laws of the State of Texas, U.S.A, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The United Nations Convention On Contracts For The International Sale Of Goods shall not apply to this Agreement.

24.7 Headings: The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

24.8 Severability: If any term or provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent or for any reason, such provision shall be severed from this Agreement and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. A provision which is valid, legal and enforceable shall be substituted for the severed provision.

24.9 Construction: The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to a paragraph, section, exhibit or schedule shall mean a paragraph, section, exhibit or schedule hereof, unless the context otherwise requires. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

24.10 Force Majeure: Neither Party shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from (i) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state, foreign, or municipal government or any department or agency thereof; (ii) acts of God; or (iii) fires, strikes, embargoes, war, or riot. The Party experiencing such cause or delay shall immediately notify the other Party of the circumstances which may prevent or significantly delay its performance hereunder and shall use its Best Efforts to alleviate the effects of such cause or delay. Any delay resulting from any of these causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

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24.11 Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

24.12 Agency: Contractor is an independent contractor. Nothing in this Agreement shall be construed to constitute either Party the agent of the other Party and neither Party shall represent to any third party that it has any right or authority to act as the agent for or otherwise to represent the other Party.

24.13 Bankruptcy: If during the term of this Agreement a petition in bankruptcy is filed by or against Contractor, or if Contractor, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceeding, or if Contractor shall file or attempt to file an assignment for the benefit of creditors, or if Contractor shall apply to its creditors to compound its debts, then in any such event, Company shall have the right to decline to take further deliveries hereunder or Company may, without prejudice to any other lawful remedy, terminate this Agreement, and in either case, Contractor shall upon demand deliver to Company all Provided Equipment, Materials, Finished Goods, Tools, and Fixtures and other property of Company in Contractor’s custody. If during the term of this Agreement a petition in bankruptcy is filed by or against Company, or if Company, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceeding, or if Company shall file an assignment for the benefit of creditors, or if Company applies to its creditors to compound its debts, then in any such event, Contractor may without prejudice to any other lawful remedy, terminate this Agreement.

24.14 Assignment of Obligations: Neither Party may assign this Agreement without the prior written consent of the other Party; provided that either Company or Contractor may assign this Agreement to any Person acquiring all or substantially all of assignor’s assets, and provided further, the either Contractor or Company may enter into a collateral assignment and transfer all of its rights and remedies hereunder to any party providing secured financing to the assignor. In addition, Company may assign some or all of its rights under this Agreement, with recourse to Company, to any one or more of Company’s customers to assure performance by Company of its obligations to such customers.

24.14.1 Supply Chain Agreements: Contractor agrees to negotiate in good faith and execute any supporting contracts necessary that relate to Company’s supply chain agreements with its customers should any such agreements exist or come into force during the term of this Agreement. Such support includes, without limitation, confirming in writing to Company’s customers the provisions of paragraphs 24.14 and 24.14.1.

24.15 Export & Import Laws/Regulations: The Parties shall comply with all applicable Taiwan and International Export and Import laws and regulations in the execution of this Agreement. Contractor shall execute such other agreements and documents as Company requests, from time to time, in order to ensure compliance with said laws.

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24.16 Dispute Resolution

24.16.1 Negotiation: In the event of any dispute or disagreement between Parties as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either Party, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement. The representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of the Parties shall be free to exercise all other remedies available to it.

24.16.2 Arbitration: Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to paragraph 24.16.1 above shall be settled exclusively by binding arbitration in Hong Kong and in accordance with the then current Commercial Arbitration Rules of the International Chamber of Commerce. The Parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this contract. In the event the Parties are unable to agree upon an arbitrator, each Party will select an arbitrator and the arbitrators in turn shall select a third arbitrator. The language of the arbitration will be in English. The fees and expenses of the arbitrator(s) shall be shared equally by the Parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator(s) may award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) plus interest, to the prevailing Party to the extent that in the judgment of the arbitrator(s) it is fair to do so. No pre-arbitration discovery shall be permitted, except that the arbitrator(s) shall have the power in his or her sole discretion, on application by any Party, to order pre-arbitration examination solely of those witnesses and documents that any other Party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrator(s) shall render his or her award within 90 days of the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided in paragraphs 24.16.1 and 24.16.2 and without prejudice to the above procedures, either Party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such Party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction. Any monetary award will be made and payable in U.S. dollars free of any tax or other deduction.

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24.17 English Controlling: For purposes of convenience, this Agreement may be translated, but the English version of this Agreement (and any schedules and exhibits hereto) will control for all purposes. In case of a conflict in meaning between the two versions, the Parties are responsible for performing in accordance with the English version hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

RF MONOLITHICS, INC.	TAI-SAW TECHNOLOGY CO., LTD.

Farlin Halsey (Printed Name)	Jason Liu (Printed Name)

/s/ Farlin Halsey (Signature)	/s/ Jason Liu (Signature)

President & CEO (Title)	President (Title)

March 29, 2012 (Date)	March 5, 2012 (Date)

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